Addendum to Special Custodial Account Agreement

This Addendum to the Special Custodial Account Agreement dated February 2, 1998, by and among Bear, Sterns Securities Corp., Firstar Trust Company and The Olstein Funds (the "Trust") on behalf of The Olstein Financial Alert Fund series (hereafter the "Agreement"), is entered into by and among Bear, Sterns Securities Corp., Firstar Bank Milwaukee, N.A. (as successor to Firstar Trust Company) and the Trust as of this ___ day of October, 1998.

WHEREAS, Firstar Trust Company was merged into Firstar Bank Milwaukee, N.A. on September 30, 1998; and

WHEREAS, Firstar Bank Milwaukee N.A. represents that it has the necessary trust and custodial powers to enter into this Agreement; NOW,

THEREFORE, Firstar Bank Milwaukee, N.A. will be the successor responsible party to the Agreement and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under the Agreement.

Firstar Bank Milwaukee, N.A.            The Olstein Funds

BY:                                     BY:
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ATTEST:                                 ATTEST:
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Bear, Stearns Securities Corp.

BY:
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ATTEST:
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